Exhibit 5.2
December 14, 2005
TRM Corporation
5208 NE 122nd Avenue
Portland, OR 97230-1074
     Re: TRM Corporation
Ladies and Gentlemen:
     We have acted as special Oregon counsel to TRM Corporation (the “Company”) in connection with the authorization of the issuance of 2,778,375 shares of the Company’s Common Stock, with no par value (the “Shares”), pursuant to the terms of the Share Purchase Agreement, dated as of September 29, 2005, between the Company and the purchasers named therein (the “Agreement”).
     We understand that you have prepared a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you have filed with the Securities and Exchange Commission (the “SEC”) with respect to the Shares.
     Our opinion is limited solely to matters of Oregon law and we were not asked to participate, nor have we participated, in the preparation of the Registration Statement. We have examined the proceedings relating to the issuance of the Shares and such other documents and records as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
     Based upon and subject to the foregoing, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable.

TRM Corporation
December 14, 2005

     We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and any amendments thereto, and to the use of our name under “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,
/s/ Perkins Coie LLP
PERKINS COIE LLP